EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT
     The following is a listing of the subsidiaries of True Religion Apparel, Inc.:

Jurisdiction of
Subsidiary	Incorporation
Guru Denim, Inc.	California